UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):       February 23, 2006

MUELLER WATER PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-131521	20-3547095
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

4211 W. Boy Scout Boulevard Tampa, FL 33607
(Address of Principal Executive Offices)

(813) 871-4811

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On February 23, 2006, Mueller Water Products, Inc. (the “Company”), DLJ Merchant Banking II, Inc., as the Stockholders Representative, and Walter Industries, Inc., entered into a letter agreement with respect to the Agreement and Plan of Merger dated as of June 17, 2005, as amended (the “Merger Agreement”) among the Company, Walter Industries, Inc., JW MergerCo, Inc. and DLJ Merchant Banking II, Inc., as the Stockholders Representative. Under the terms of the February 23, 2006 letter agreement, the parties determined the Final Closing Cash and Final Working Capital (as these terms are defined in the Merger Agreement) and agreed that the Shortfall Amount under the Merger Agreement is $10,527,000. As a result, the Company, DLJ Merchant Banking II, Inc. and Walter Industries have jointly instructed The Bank of New York, as Escrow Agent, to pay and, as of February 23, 2006, the Escrow Agent has paid, the amounts in the Escrow Account (as defined in the Merger Agreement), including the $25 million initially deposited in the Escrow Account and the approximately $0.4 million in interest earned through February 23, 2006, net of fees and expenses, as follows: approximately $10.8 million to Walter Industries, Inc. and approximately $14.6 to the former equity holders of the Company, with approximately $11.3 million being paid to DLJ Merchant Banking II, Inc. and its affiliates, and approximately $3.3 million being paid to the Company for further distribution to the Company’s former equity holders. This represents a per-share payment to the former equity holders of the Company equal to approximately $0.06/share, and makes the total Share Consideration (as defined in the Merger Agreement) to the Company’s former shareholders equal to approximately $3.75/share.

The February 23, 2006 letter agreement is filed herewith as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

10.1	Letter Agreement dated as February 23, 2006 between Walter Industries, Inc. and Mueller Water Products, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2006	MUELLER WATER PRODUCTS, INC.

	By:	/s/ VICTOR P. PATRICK
Victor P. Patrick
Vice President